Exhibit 99.1

    PERICOM SEMICONDUCTOR ELECTS DR. MURRAY GOLDMAN TO ITS BOARD OF DIRECTORS

     SAN JOSE, Calif., Jan. 10 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced the election of Dr. Murray A. Goldman to its Board of Directors. In addition to serving on the Board, Dr. Goldman will also initially serve on the Compensation Committee of the Board of Directors.

     Dr. Goldman was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, from July 1969 to January 1997 where he held a variety of positions, most recently as Executive Vice President and Assistant General Manager of the Semiconductor Products Sector. Dr. Goldman has served as Chairman of the Board of Directors of Transmeta Corporation, a developer of x86-compatible software-based microprocessors and advanced power management technologies, since November 1998 and served as Chief Executive Officer from October 2001 to April 2002. Dr. Goldman served as a business advisor to Transmeta from March 1997 to November 1998. Dr. Goldman also serves on the board of directors of Three Five Systems, a designer and manufacturer of display modules. Dr. Goldman holds a B.S. in electrical engineering from the University of Pittsburgh and an M.S. and a Ph.D. in electrical engineering from New York University.

     Alex Hui, President and CEO, said of Dr. Goldman's appointment, "We are very pleased to have Dr. Goldman join our Board of Directors. His vast and relevant experience, insights and track record of success in our industry will be an invaluable resource as we drive Pericom to the next level in our evolution."

     Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com .

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     This press release contains forward-looking statements as defined under The
Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2004 and, in particular, the risk factors sections of this filing.

SOURCE  Pericom Semiconductor Corporation
     -0-                             01/10/2005
    /CONTACT: Mike Craighead, VP/Chief Financial Officer of Pericom Semiconductor Corporation, +1-408-435-0800, or fax, +1-408-435-1100/
     /Web site:  http://www.pericom.com /